Exhibit 99.1

OLD SECOND BANCORP, INC.

Traded: NASDAQ NMS

Symbol: OSBC

For Immediate Release

May 22, 2002

For additional information contact:

Doug Cheatham, Sr. Vice President and CFO

(630) 906-5484

OLD SECOND BANCORP, INC. ANNOUNCES

FOUR-FOR-THREE STOCK SPLIT

Aurora, Illinois, May 22, 2002 — Old Second Bancorp, Inc. (Nasdaq: OSBC) announced today that its board of directors has declared a four-for-three stock split of its outstanding shares of common stock.  The stock split will be effected in the form of a stock dividend and will entitle each stockholder of record at the close of business on June 14, 2002 to receive one additional share of common stock for every three shares of the Company’s common stock held on that date.  The Company will pay cash in lieu of fractional shares in an amount equal to $44.37, the last reported sale price of the Company’s common stock on The Nasdaq National Market System at the close of business on May 21, 2002.

Certificates representing the additional shares of common stock will be distributed on or about June 24, 2002 to stockholders of the Company on the record date.  Currently held certificates will remain valid and should be retained by stockholders.  After the split, the Company will have approximately 7,433,000 shares of common stock outstanding.

Forward Looking Statements: This release may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the company’s beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.

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